Exhibit No. 10.38
SCHEDULE OF PARTICIPATING EXECUTIVES
Armstrong World Industries, Inc. has entered into substantially similar agreements with certain of its executives, including F. Nicholas Grasberger, Donald F. Martin, Donald. A. McCunniff, Frank J. Ready, William C. Rodruan, Stephen J. Senkowski, and R. Scott Webster. With respect to the severance payments referenced in Section 6.1(A), the agreements with Mr. Grasberger, Mr. McCunniff, Mr. Ready, and Mr. Senkowski provide for a 3X multiplier, while the agreements with Mr. Martin, Mr. Rodruan, and Mr. Webster provide for a 2X multiplier. The agreements with Mr. Martin, Mr. Rodruan and Mr. Webster do not provide for the “modified single trigger” referenced in Section 16(Q). The agreements with Mr. Grasberger and Mr. McCunniff do not provide that a “Change of Control” of either Armstrong World Industries, Inc. or Armstrong Holdings, Inc. occurred as a result of the Plan of Reorganization of Armstrong World Industries, Inc. that was confirmed by the U.S. Bankruptcy Court for the District of Delaware on October 2, 2006 (and therefore do not contain such reference at the end of Section 16(F)), provide for a term ending on September 30, 2010, and do not provide for additional severance payments referenced in Section 6.1(C) consisting of lump sum payment of the actuarial present value of three additional years of age and service credit for the purpose of determining pension benefits.